------------------
                                                                 EXHIBIT 99.1
                                                              ------------------
COMMUNITY WEST
BANCSHARES   [GRAPHIC OMITED]

445 PINE AVENUE, GOLETA, CA  93117

FOR IMMEDIATE RELEASE
CONTACT:     CHARLES G. BALTUSKONIS, EVP/CFO
PHONE:       805-692-5821
E-MAIL:      CBALTUSKONIS@GOLETA.COM
URL:         HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:      CWBC

COMMUNITY WEST BANCSHARES ANNOUNCES EARNINGS INCREASE OF 109% FOR 2004 SECOND QUARTER AND 126% FOR 2004 SIX MONTHS

DIVIDEND OF $.04 PER SHARE DECLARED

Goleta, California, July 23, 2004 - Community West Bancshares (Company) today announced operating results for the second quarter and first six months of 2004.

                                EARNINGS SUMMARY

For the quarter ended June 30, 2004 (2004 Q 2), the Company recorded net income of $1,040,000, or $.18 per share (basic and diluted), compared to net income of $498,000, or $.09 per share (basic and diluted), for the quarter ended June 30, 2003 (2003 Q 2). This represents a 109% increase in net income for 2004 Q 2 compared to 2003 Q 2.

For the six months ended June 30, 2004, the Company recorded net income of $1,914,000, or $.34 per share (basic, and $.33 diluted), compared to net income of $846,000, or $.15 per share (basic and diluted) for the six months ended June 30, 2003. This represents a 126% comparative increase.

NET  INTEREST  INCOME
---------------------

Total interest income for the comparative periods was virtually unchanged as a slightly lower yield was, in effect, offset by increased loan volume. Interest expense on deposits was also substantially unchanged, however, interest expense on the securitized bonds declined as the Company continues to benefit from the paydowns of the relatively high-rate, securitized bonds, thus serving to reduce the Company's cost of funds.

PROVISION  FOR  LOAN  LOSSES
----------------------------

Overall, the general portfolio credit quality continues to be relatively stable and, in addition, the securitized loan portfolio continues to stabilize and pay down and related charge-offs have declined.

NON-INTEREST INCOME AND NON-INTEREST EXPENSES

The increase in non-interest income was primarily due to selling of unguaranteed SBA loans, which generally occurs one or two times per year, and higher loan fees related to SBA volume. The increase in non-interest expenses was primarily related to commissions for increased loan volume, general salary increases, other employee benefits and sub-lease costs related to a former loan.

                                  BALANCE SHEET

The Company's total assets have increased to $343.6 million at June 30, 2004 compared to $304.2 million at December 31, 2003. Of the approximate $39.4 million increase, $29.3 is an increase in net loans and $10.8 million in liquid assets and investment securities.

On the funding side in 2004, deposits have increased by $29.5 million and other borrowings by a net of $6.2 million, including a $6.8 million decrease in the securitized bonds.

                                     CAPITAL

As of June 30, 2004, the Company had $36,030,000 in equity capital, or 10.49% of consolidated total assets, and book value per share was $6.30.

                                DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.04 per common share, payable August 17, 2004 to shareholders of record as of the close of business on August 2, 2004. At this quarterly rate, the annual dividend is equivalent to $.16 per common share.

               COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: "We are pleased with the Company's progress in 2004, especially in light of the continued difficult interest rate environment for the banking industry. We remain focused on our business model and core competencies, and in providing the highest quality service to our diverse client base. One of our 2004 strategic goals was to prudently grow the asset base. The favorable operating results are a partial reflection of that growth, the fact that the Company's interest margin has stabilized and that we continue to successfully manage the credit portfolio. 2004 Q 2 is the Company's eighth consecutive profitable quarter."

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Goleta National Bank, soon to be known as Community West Bank, which has two full service branches, in Goleta and Ventura, and a loan production office in Santa Maria, California. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Washington.

                          SEE ENCLOSED FINANCIAL TABLES

SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except share and per share data)


                                 Three Months Ended June
                                            30,                 Six Months Ended June 30,
                              -------------------------------  ----------------------------
                                   2004            2003           2004           2003
                              --------------  ---------------  -----------  ---------------

Interest income               $       5,245   $         5,199  $    10,406  $        10,379

Interest expense                      1,945             2,427        3,884            5,045
                              --------------  ---------------  -----------  ---------------

Net interest income                   3,300             2,772        6,522            5,334

Provision for loan losses               (30)              363           65              708
                              --------------  ---------------  -----------  ---------------
Net interest income after

   provision for loan losses          3,330             2,409        6,457            4,626

Non-interest income                   3,438             2,517        5,871            5,186

Non-interest expenses                 5,000             4,171        9,075            8,526

Income before income taxes            1,768               755        3,253            1,286

Provision for income taxes              728               257        1,339              440
                              --------------  ---------------  -----------  ---------------

      NET INCOME              $       1,040   $           498  $     1,914  $           846
                              ==============  ===============  ===========  ===============

Earnings per share:
   Basic                      $        0.18   $          0.09  $      0.34  $          0.15

   Diluted                             0.18              0.09         0.33             0.15

Weighted average shares:

   Basic                          5,714,168         5,690,224    5,710,792        5,690,224

   Diluted                        5,834,584         5,734,690    5,834,421        5,721,269

*****************************************************************************************

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except share and per share data)


                                                            June 30, 2004    December 31,2003
                                                           ---------------  ------------------

Cash and cash equivalents                                  $       27,781   $          22,056
Interest-earning deposits in other financial institutions             495                 792
Investment securities                                              25,829              20,468
Loans:
   Held for sale                                                   44,617              42,038
                                                           ---------------  ------------------
   Held for investment                                            203,321             169,526
      Less: Allowance                                              (2,779)             (2,652)
                                                           ---------------  ------------------
      Net held for investment                                     200,542             166,874
                                                           ---------------  ------------------
   Securitized loans                                               29,792              37,386
      Less: Allowance                                              (1,369)             (2,024)
                                                           ---------------  ------------------
      Net securitized loans                                        28,423              35,362
                                                           ---------------  ------------------
         NET LOANS                                                273,582             244,274
                                                           ---------------  ------------------

Other assets                                                       15,875              16,660
                                                           ---------------  ------------------

         TOTAL ASSETS                                      $      343,562   $         304,250
                                                           ===============  ==================

Deposits                                                   $      254,358   $         224,855
Repurchase agreements                                              19,899              14,394
FHLB advances                                                       7,500                   -
Bonds payable                                                      19,331              26,100
Other liablities                                                    6,444               4,570
                                                           ---------------  ------------------
         TOTAL LIABILITIES                                        307,532             269,919

Stockholders' equity                                               36,030              34,331
                                                           ---------------  ------------------

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                                     $      343,562   $         304,250
                                                           ===============  ==================

Shares outstanding                                              5,716,269           5,706,769

Book value per share                                       $         6.30   $            6.02

********************************************************************************************

Nonaccrual loans                                           $        7,702   $           7,174
SBA guaranteed portion                                             (4,774)             (4,106)
                                                           ---------------  ------------------

Nonaccrual loans, net                                      $        2,928   $           3,068
                                                           ===============  ==================